RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER RESULTS
Grows Second Quarter Operating Income by 76.5% Over Prior Year

Pennsauken, NJ – August 12, 2014 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and twenty-six week periods ended June 28, 2014.

RCM Technologies reported revenues of $49.5 million for the thirteen week period ended June 28, 2014, a 16.8% increase over $42.4 million for the thirteen week period ended June 29, 2013 (the comparable prior year period). Operating income was $3.0 million for the thirteen week period ended June 28, 2014, a 76.5% increase over $1.7 million for the comparable prior year period. Net income for the thirteen week period ended June 28, 2014 was $2.0 million, or $0.15 per diluted share, as compared to $1.5 million, or $0.12 per diluted share, for the comparable prior year period.

The Company reported revenues of $98.1 million for the twenty-six week period ended June 28, 2014, a 17.3% increase over $83.6 million for the twenty-six week period ended June 29, 2013 (the comparable prior year period). Operating income was $5.1 million for the twenty-six week period ended June 28, 2014, a 56.8% increase over $3.2 million for the comparable prior year period. Net income for the twenty-six week period ended June 28, 2014 was $3.2 million, or $0.25 per diluted share, as compared to $2.4 million, or $0.20 per diluted share, for the comparable prior year period.

The thirteen and twenty-six week periods ended June 29, 2013 reflect an increase to net income of $0.5 million resulting from the reduction of a previously unrecognized tax benefit.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, “I am gratified that our strategy to develop new clients while expanding our services at existing clients and creating new service offerings has continued to generate excellent results. I am particularly pleased that our Information Technology segment continues to gain market share, posting impressive results and its seventh consecutive quarter of revenue growth over the comparable prior year period. What is even more impressive in our view is that our IT segment, for the first half of 2014, has improved gross margins by nearly 100 basis points and contributed significantly to the overall performance of the Company.  Our Engineering group recorded its highest quarterly revenues since the group’s inception and its eighth consecutive quarter of revenue growth over the comparable prior year period. Our Specialty Healthcare segment recorded their second highest historic quarterly revenue (second only to their first quarter of 2014).”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “The revenue and gross profit growth we are delivering across our segments is exciting. Based on our current backlog and pipeline, we are optimistic that both revenues and operating income for the balance of fiscal 2014 will exceed the comparable prior year period. Due to continued positive momentum across all three of our business segments and progress towards our internal working capital objectives, we anticipate cash generation will remain strong in the second half of the year. Consistent with our core focus of disciplined investment and driving returns for shareholders, the Board is considering a number of initiatives including a potential return of excess cash to shareholders in the second half of 2014.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition, initiatives to enhance shareholder value and returns and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	June 28, 2014	June 29, 2013
Revenues	$49,509	$42,379
Cost of services	36,554	31,117
Gross profit	12,955	11,262
Selling, general and administrative	9,653	8,974
Severance and other charges	-	293
Depreciation and amortization	277	281
Operating income	3,025	1,714
Other income (expense), net	37	(13)
Income before income taxes	3,062	1,701
Income tax expense	1,045	231
Net income	$2,017	$1,470

Diluted net earnings per share data	$0.15	$0.12

	Twenty-Six Week Periods Ended
	June 28, 2014	June 29, 2013
Revenues	$98,078	$83,609
Cost of services	72,866	61,726
Gross profit	25,212	21,883
Selling, general and administrative	19,497	17,667
Severance and other charges	104	438
Depreciation and amortization	548	550
Operating income	5,063	3,228
Other (expense) income, net	(25)	78
Income before income taxes	5,038	3,306
Income tax expense	1,818	876
Net income	$3,220	$2,430

Diluted net earnings per share data	$0.25	$0.20

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	June 28, 2014 (Unaudited)	December 28, 2013
Cash and cash equivalents	$11,611	$9,317
Accounts receivable, net	$59,307	$55,726
Total current assets	$80,265	$72,704
Total assets	$94,650	$86,524
Total current liabilities	$29,268	$24,739
Total liabilities	$29,575	$25,146
Stockholders’ equity	$65,075	$61,378

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	June 28, 2014	June 29, 2013
Net income	$2,017	$1,470
Adjustments to reconcile net income to cash provided by operating activities	1,615	671
Changes in operating assets and liabilities
Accounts receivable	211	291
Transit accounts receivable	(70)	908
Prepaid expenses and other current assets	(649)	(137)
Accounts payable and accrued expenses	1,794	1,129
Transit accounts payable	2,540	(3,824)
Accrued payroll and related costs	(1,001)	(746)
Income taxes payable	257	(37)
Total adjustments	4,697	(1,745)
Cash provided by (used in) operating activities	$6,714	($275)

Net cash used in investing activities	(923)	(498)
Net cash provided by financing activities	184	55
Effect of exchange rate changes	41	17
Increase (decrease) in cash and cash equivalents	$6,016	($701)

	Twenty-Six Week Periods Ended
	June 28, 2014	June 29, 2013
Net income	$3,220	$2,430
Adjustments to reconcile net income to cash provided by operating activities	2,237	953
Changes in operating assets and liabilities
Accounts receivable	(4,036)	(5,602)
Transit accounts receivable	(382)	4,141
Prepaid expenses and other current assets	(1,876)	318
Accounts payable and accrued expenses	1,830	2,388
Transit accounts payable	2,917	(5,325)
Accrued payroll and related costs	49	165
Income taxes payable	(52)	330
Total adjustments	687	(2,632)
Cash provided by (used in) operating activities	$3,907	($202)

Net cash used in investing activities	(1,407)	(811)
Net cash provided by financing activities	90	122
Effect of exchange rate changes	(296)	(37)
Increase (decrease) in cash and cash equivalents	$2,294	($928)